SMITH BARNEY
INTERNATIONAL LARGE
CAP FUND

ANNUAL REPORT | DECEMBER 31, 2004

Your Serious Money Professionally Managed.®

Your Serious Money. Professionally Managed.® is a registered service mark of Citigroup Global Markets Inc.

N OT F D I C I N S U R E D • N O T B A N K G U A R A N T E E D • M A Y L O S E V A L U E

Annual Report • December 31, 2004

SMITH BARNEY INTERNATIONAL
LARGE CAP FUND

What’s Inside

Letter From the Chairman	1
Manager Overview	2
Fund at a Glance	4
Fund Expenses	5
Fund Performance	7
Historical Performance	8
Schedule of Investments	9
Statement of Assets and Liabilities	13
Statement of Operations	14
Statements of Changes in Net Assets	15
Financial Highlights	16
Notes to Financial Statements	20
Report of Independent Registered Public Accounting Firm	27
Additional Information	28
Important Tax Information	32

TEAM MANAGED

A team of individuals employed by the subadviser is responsible for the day-today management of the fund.

FUND OBJECTIVE

The fund seeks to provide long-term capital growth. Dividend income, if any, is incidental to this goal.

L E T T E R   F R O M   T H E   C H A I R M A N

Dear Shareholder,

Despite sharply rising oil prices, threats of terrorism, geopolitical concerns and uncertainties surrounding the Presidential election, the U.S. economy continued to expand during the reporting period. Following a robust 4.5% gain in the first quarter of 2004, gross domestic product (“GDP”)[i] growth was 3.3% in the second quarter of the year.This decline was largely attributed to higher energy prices. However, third quarter 2004 GDP growth rose to a strong 4.0% .While fourth quarter GDP figures have not yet been released, continued growth is expected.

Turning to the stock market, equities in both the U.S. and abroad rallied sharply during the fourth quarter of 2004, helping to produce solid gains for the year.With the uncertainty of the U.S. presidential election behind them, coupled with falling oil prices, investors were drawn to the equity markets. For the sixth consecutive year, small-cap stocksii outperformed their large-capiii counterparts. In addition, value stocksiv significantly beat growth stocks[v] in 2004.

Please read on for a more detailed look at prevailing economic and market conditions during the fund’s fiscal year and to learn how those conditions have affected fund performance.

Information About Your Fund

As you may be aware, several issues in the mutual fund industry have recently come under the scrutiny of federal and state regulators.The fund’s Adviser and some of its affiliates have received requests for information from various government regulators regarding market timing, late trading, fees, and other mutual fund issues in connection with various investigations.The fund has been informed that the Adviser and its affiliates are responding to those information requests, but are not in a position to predict the outcome of these requests and investigations.

R. JAY GERKEN, CFA Chairman, President and Chief Executive Officer

As previously disclosed by Citigroup, the Staff of the Securities and Exchange Commission (“SEC”) has notified Citigroup Asset Management (“CAM”) and Citicorp Trust Bank (“CTB”), an affiliate of CAM, that the Staff is considering recommending a civil injunctive action and/or an administrative proceeding against CAM, CTB, the former CEO of CAM, two former employees and a current employee of CAM, relating to the creation, operation and fees of an internal transfer agent unit that serves various CAM-managed funds. Citigroup is cooperating with the SEC and will seek to resolve this matter in discussion with the SEC Staff. Although there can be no assurance, Citigroup does not believe that this matter will have a material adverse effect on the fund. For further information, please see the “Additional Information” note in the Notes to the Financial Statements included in this report.

As always, thank you for your confidence in our stewardship of your assets.We look forward to helping you continue to meet your financial goals.

R. Jay Gerken, CFA
Chairman, President and Chief Executive Officer

January 10, 2005

1 Smith Barney International Large Cap Fund | 2004 Annual Report

M A N A G E R   O V E R V I E W

Performance Review

For the 12 months ended December 31, 2004, Class A shares of the Smith Barney International Large Cap Fund, excluding sales charges, returned 17.24% .These shares underperformed the fund’s unmanaged benchmark, the MSCI Europe, Australasia and Far East Index,vi which returned 20.25% for the same period.They also underperformed the Lipper International Large Cap Value Funds Category Average1, which returned 20.14% .

Market/Economic Overview

The international equity markets traded in a fairly narrow range for most of the fiscal year, due to increased tensions in the Middle East and higher oil prices. In addition, it was felt that the accommodative U.S. interest rate cycle would soon end, possibly resulting in adverse consequences for investment conditions worldwide. Towards the end of the reporting period, the markets performed better, particularly in Europe, on signs that oil prices had peaked for the time being. Returns for U.S.-based investors were further boosted by the decline of the dollar compared with major overseas currencies. From a sector perspective, energy stocks performed strongly during the year, on the back of rising oil prices, while the technology sector performed poorly, due to concerns over earnings prospects and company valuations.

Contributors to Performance

Our investment strategy focuses on selecting the companies that our analysis suggests are the most attractive within their international sectors. Our disciplined process is centered on a long-term valuation framework that seeks to project cash-flows and dividends several years into the future. Shorter-term factors are also considered through an examination of trends in corporate earnings forecasts.When constructing the fund’s portfolio, we also emphasize stock selection rather than geographic or sector allocations.

PERFORMANCE SNAPSHOT
AS OF DECEMBER 31, 2004
(excluding sales charges)
(unaudited)

	6 Months	12 Months

Class A Shares—
Smith Barney International
Large Cap Fund	13.05%	17.24%

MSCI Europe, Australasia
and Far East Index	15.00%	20.25%

Lipper International Large Cap Value
Funds Category Average	14.51%	20.14%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.smithbarneymutualfunds.com.

Performance figures may reflect reimbursements and/or fee waivers, without which the performance would have been lower.

Class A share returns assume the reinvestment of income dividends and capital gains distributions at net asset value and the deduction of all fund expenses. Returns have not been adjusted to include sales charges that may apply when shares are purchased or the deduction of taxes that a shareholder would pay on fund distributions. Excluding sales charges, Class B shares returned 12.46%, Class C shares returned 12.60% and Class Y shares returned 13.06% over the six months ended December 31, 2004. Excluding sales charges, Class B shares returned 16.40%, Class C shares returned 16.37% and Class Y shares returned 17.60% over the twelve months ended December 31, 2004.

Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the period ended December 31, 2004, including the reinvestment of dividends and capital gains, if any, calculated among the 20 funds for the six-month period and among the 20 funds for the 12-month period in the fund’s Lipper category and excluding sales charges.

[1]	Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the 12-month period ended December 31, 2004, including the reinvestment of dividends and capital gains, if any, calculated among the 20 funds in the fund’s Lipper category, and excluding sales charges.

2 Smith Barney International Large Cap Fund | 2004 Annual Report

During the fiscal year, our investment strategy led to solid stock selection in Germany, Japan, the Netherlands and Switzerland. Conversely, stock selection in Italy, Finland, Sweden and Singapore was less successful. In Germany, the fund’s holding in Schering AG enhanced results. During the year, its shares increasingly reflected the potential of new pharmaceutical products being developed by the firm. Japanese stocks Toyota Motor Corp. and Takeda Chemical Industries Ltd. also generated strong returns, while in the Netherlands, holdings in Fortis and TPG N.V. were positive for performance. In Switzerland, the fund was rewarded for not holding a number of poor performing companies, such as Nestle S.A., Novartis AG and Adecco S.A.

Our strategy did not work as well in a number of other countries. In Italy, UniCredito Italiano S.p.A performed poorly due to difficult operating conditions in the Italian financial sector. In Finland, paper company Stora Enso Oyj and communication equipment provider Nokia Oyj proved detrimental to returns. Not owning Sweden-based Telefonaktiebolaget LM Ericsson also detracted from results, as it performed well as demand for mobile telephony infrastructure improved. In Singapore, the fund’s holding in United Overseas Bank Ltd. lagged the local market.

Thank you for your investment in the Smith Barney International Large Cap Fund. As ever, we appreciate that you have chosen us to manage your assets and we remain focused on achieving the fund’s investment goals.

Sincerely,

The International Large Cap Equity Team

January 10, 2005

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

Portfolio holdings and breakdowns are as of December 31, 2004 and are subject to change and may not be representative of the portfolio manager’s current or future investments. The fund’s top ten holdings (as a % of net assets) as of this date were: Vodafone Group Plc (3.9%), BNP Paribas SA (3.4%), ENI S.p.A (3.4%), Australia & New Zealand Banking Group Ltd. (2.6%), BP Plc (2.5%), Royal Bank of Scotland Group Plc (2.5%), Total SA (2.4%), Toyota Motor Corp. (2.3%), Takeda Chemical Industries Ltd. (2.0%), Credit Suisse Group (2.0%) . Please refer to pages 9 through 11 for a list and percentage breakdown of the fund’s holdings.

The mention of sector breakdowns is for informational purposes only and should not be construed as a recommendation to purchase or sell any securities. The information provided regarding such sectors is not a sufficient basis upon which to make an investment decision. Investors seeking financial advice regarding the appropriateness of investing in any securities or investment strategies discussed should consult their financial professional. Portfolio holdings are subject to change at any time and may not be representative of the portfolio manager’s current or future investments. The fund’s top five sector holdings (as a % of net assets) as of December 31, 2004 were: Financials (27.0%); Consumer Discretionary (14.4%); Industrials (9.7%); Energy (8.2%) and Healthcare (8.2%) . The fund’s portfolio composition is subject to change at any time.

RISKS: Foreign securities are subject to certain risks of overseas investing including currency fluctuations and changes in political and economic conditions, which could result in significant market fluctuations. These risks are magnified in emerging markets. Derivatives, such as options and futures, can be illiquid and harder to value, especially in declining markets. A small investment in certain derivatives may have a potentially large impact on the funds performance. Derivatives can disproportionately increase losses as stated in the prospectus.

All index performance reflects no deduction for fees, expenses or taxes. Please note an investor cannot invest directly in an index.

[i]	Gross domestic product is a market value of goods and services produced by labor and property in a given country.

ii	As measured by the Russell 2000 Index. The Russell 2000 Index measures the performance of the 2000 smallest companies in the Russell 3000 Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index.

iii	As measured by the Russell 1000 Index. The Russell 1000 Index measures the performance of the 1000 largest companies in the Russell 3000 Index, which represents approximately 92% of the total market capitalization of the Russell 3000 Index.

iv	As measured by the Russell 3000 Value Index. The Russell 3000 Value Index measures the performance of those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth values. (A price-to-book ratio is the price of a stock compared to the difference between a company’s assets and liabilities.)

[v]	As measured by the Russell 3000 Growth Index. The Russell 3000 Growth Index measures the performance of those Russell 3000 Index companies with higher price-to-book ratios and higher forecasted growth values.

vi	The MSCI Europe, Australasia and Far East Index, (“MSCI EAFE Index”) is an unmanaged index of common stocks of companies located in Europe, Australasia and the Far East.

3 Smith Barney International Large Cap Fund | 2004 Annual Report

Fund at a Glance (unaudited)

Investment Breakdown

As a Percent of Total Investments

4 Smith Barney International Large Cap Fund | 2004 Annual Report

Fund Expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments, reinvested dividends, or other distributions; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses.This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on July 1, 2004 and held for the six months ended December 31, 2004.

Actual Expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period.To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Based on Actual Total Return(1)

	Actual
	Total Return	Beginning	Ending	Annualized	Expenses
	Without	Account	Account	Expense	Paid During
	Sales Charges(2)	Value	Value	Ratio	the Period(3)

Class A	13.05%	$1,000.00	$1,130.50	1.63%	$8.73

Class B	12.46	1,000.00	1,124.60	2.38	12.71

Class C(4)	12.60	1,000.00	1,126.00	2.38	12.72

Class Y	13.06	1,000.00	1,130.60	1.38	7.39

(1)	For the six months ended December 31, 2004.

(2)	Assumes reinvestment of all dividends and capital gain distributions, if any, at net asset value and does not reflect the deduction of the applicable sales charges with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.

(3)	Expenses (net of voluntary fee waiver) are equal to each class’s respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 366.

(4)	On April 29, 2004, Class L shares were renamed as Class C shares.

5 Smith Barney International Large Cap Fund | 2004 Annual Report

Fund Expenses (unaudited) (continued)

Hypothetical Example for Comparison Purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return.The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period.You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds.To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads).Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Based on Hypothetical Total Return(1)

		Beginning	Ending	Annualized	Expenses
	Hypothetical	Account	Account	Expense	Paid During
	Total Return	Value	Value	Ratio	the Period(2)

Class A	5.00%	$1,000.00	$1,016.94	1.63%	$8.26

Class B	5.00	1,000.00	1,013.17	2.38	12.04

Class C(3)	5.00	1,000.00	1,013.17	2.38	12.04

Class Y	5.00	1,000.00	1,018.20	1.38	7.00

(1)	For the six months ended December 31, 2004.

(2)	Expenses (net of voluntary fee waiver) are equal to each class’s respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 366.

(3)	On April 29, 2004, Class L shares were renamed as Class C shares.

6 Smith Barney International Large Cap Fund | 2004 Annual Report

Average Annual Total Returns(1) (unaudited)

	Without Sales Charges(2)

	Class A	Class B	Class C(4)	Class Y

Twelve Months Ended 12/31/04	17.24%	16.40%	16.37%	17.60%

Five Years Ended 12/31/04	(5.11)	(5.84)	N/A	N/A

Ten Years Ended 12/31/04	4.57	N/A	N/A	N/A

Inception* through 12/31/04	4.34	(0.39)	(2.11)	28.53

	With Sales Charges(3)

	Class A	Class B	Class C(4)	Class Y

Twelve Months Ended 12/31/04	11.35%	11.40%	15.37%	17.60%

Five Years Ended 12/31/04	(6.08)	(6.01)	N/A	N/A

Ten Years Ended 12/31/04	4.04	N/A	N/A	N/A

Inception* through 12/31/04	3.95	(0.39)	(2.11)	28.53

Cumulative Total Returns(1) (unaudited)

Without Sales Charges(2)

Class A (12/31/94 through 12/31/04)	56.34%

Class B (Inception* through 12/31/04)	(2.33)

Class C (Inception* through 12/31/04)(4)	(8.75)

Class Y (Inception* through 12/31/04)	50.03

(1)	All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

(2)	Assumes reinvestment of all dividends and capital gain distributions, if any, at net asset value and does not reflect deduction of the applicable sales charges with respect to Class A or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and C shares.

(3)	Assumes reinvestment of all dividends and capital gain distributions, if any, at net asset value. In addition, Class A shares reflect the deduction of the maximum sales charge of 5.00%; Class B shares reflect the deduction of a 5.00% CDSC, which applies if shares are redeemed within one year from purchase payment. Thereafter, the CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares reflect the deduction of 1.00% CDSC, which applies if shares are redeemed within one year from purchase payment. The 1.00% initial sales charge on Class C shares is no longer imposed effective February 2, 2004.

(4)	On April 29, 2004, Class L shares were renamed as Class C shares.

*	Inception dates for Class A, B, C, and Y shares are March 1, 1991, January 4, 1999, September 22, 2000 and May 20, 2003, respectively.

7 Smith Barney International Large Cap Fund | 2004 Annual Report

Historical Performance (unaudited)

Value of $10,000 Invested in Class A Shares of the Smith Barney International Large Cap Fund vs. MSCI EAFE Index†

†	Hypothetical illustration of $10,000 invested in Class A shares on December 31, 1994, assuming deduction of the maximum 5.00% sales charge at the time of investment and reinvestment of dividends and capital gains, if any, at net asset value through December 31, 2004. The MSCI EAFE Index is an unmanaged index of common stocks of companies located in Europe, Australasia and the Far East. The index is unmanaged and is not subject to the same management and trading expenses as a mutual fund. The performance of the Fund’s other classes may be greater or less than the Class A shares’ performance indicated on this chart, depending on whether greater or lesser sales charges and fees were incurred by shareholders investing in the other classes. Please note that an investor may not invest directly in an index.

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

8 Smith Barney International Large Cap Fund | 2004 Annual Report

Schedule of Investments	December 31, 2004

SHARES	SECURITY	VALUE

COMMON STOCK — 99.0%
Australia — 3.7%
102,669	Australia & New Zealand Banking Group Ltd.	$1,649,201
18,528	National Australia Bank Ltd.	416,582
13,984	News Corp.	267,395

		2,333,178

Denmark — 0.3%
4,550	TDC A/S	191,884

Finland — 3.6%
38,805	Nokia Oyj, Sponsored ADR	610,403
55,570	Stora Enso Oyj	847,787
36,857	UPM Kymmene Oyj	816,255

		2,274,445

France — 12.2%
40,523	Arcelor	930,906
30,301	BNP Paribas SA	2,186,284
9,984	Bouygues SA	459,522
23,046	Credit Agricole SA	692,582
6,146	European Aeronautic Defence and Space Co.	177,961
13,710	France Telecom SA	452,103
4,826	Pinault Printemps Redoute SA	481,152
5,235	Renault SA	436,182
2,783	Sanofi-Synthelabo SA	221,520
2,503	Schneider Electric SA	173,481
6,917	Total SA	1,504,722

		7,716,415

Germany — 8.6%
8,512	Altana AG	535,921
18,775	Bayer AG	633,868
20,098	DaimlerChrysler AG	959,307
7,280	E. ON AG	660,872
3,712	Henkel KGaA	321,596
18,635	Metro AG	1,021,409
5,604	RWE AG	308,756
13,288	Schering AG	989,518

		5,431,247

Hong Kong — 1.1%
100,955	Henderson Land Development Co., Ltd.	526,024
23,500	Swire Pacific	196,519

		722,543

Ireland — 2.2%
56,900	Allied Irish Banks Plc.	1,176,180
12,190	Bank of Ireland	200,825

		1,377,005

Italy — 6.6%
85,585	ENI S.p.A	2,134,075
82,731	San Paolo IMI S.p.A	1,187,126
153,559	Unicredito Italiano S.p.A	879,302

		4,200,503

See Notes to Financial Statements.

9 Smith Barney International Large Cap Fund | 2004 Annual Report

Schedule of Investments (continued)	December 31, 2004

SHARES	SECURITY	VALUE

Japan — 22.9%
12,000	Bridgestone Corp.	$238,294
7,200	CANON Inc.	387,579
50	East Japan Railway Co.	277,426
17,200	Fuji Photo Film Co.	626,185
89,000	Fujitsu	577,855
10,800	Honda Motor Co.	558,240
33,000	KAO Corp.	841,624
29,000	Komatsu Ltd.	202,404
28,000	Konica Minolta Holdings Inc.	370,680
20,000	Matsushita Electric Industries Co., Ltd.	316,558
57,000	Mitsubishi Electric Corp.	278,536
49	Mitsubishi Tokyo Financial Group, Inc.	496,058
142,000	Mitsui Sumitomo Insurance Co., Ltd.	1,230,215
169	NTT Docomo, Inc.	310,922
5,100	Nintendo Co.	638,927
63,000	Nippon Steel Corp.	153,928
47,000	Ricoh Co., Ltd.	904,497
15,200	SANKYO Co., Ltd.	342,529
4,500	Secom Co.	179,597
10,200	Seven-Eleven Japan Co., Ltd.	320,705
85,000	Sumitomo Chemical Co., Ltd.	415,361
81,000	SUMITOMO Corp.	697,012
47,000	Sumitomo Electrical Industries Ltd.	510,124
12,500	THK Co.	247,007
25,700	Takeda Chemical Industries Ltd.	1,290,879
25,000	TOPPAN PRINTING Co., Ltd.	276,696
35,500	Toyota Motor Corp.	1,441,010
104	West Japan Railway Co.	419,118

		14,549,966

The Netherlands — 6.9%
8,720	DSM NV	562,119
25,835	Fortis (a)	712,397
7,114	Heineken N.V. (a)	236,229
6,829	ING Groep N.V.	205,781
77,894	KON KPN N.V.	737,061
42,801	TPG N.V.	1,157,636
6,873	Unilever N.V.	458,965
11,651	VNU N.V.	342,725

		4,412,913

Norway — 0.5%
36,812	Telenor ASA	332,850

Singapore — 1.4%
40,000	Overseas-Chinese Banking Corp., Ltd.	330,801
63,359	United Overseas Bank Ltd.	535,625

		866,426

Spain — 1.4%
39,290	Endesa SA	919,601

See Notes to Financial Statements.

10 Smith Barney International Large Cap Fund | 2004 Annual Report

Schedule of Investments (continued)	December 31, 2004

SHARES	SECURITY	VALUE

Sweden — 1.2%
8,239	Atlas Copco AB	$370,542
9,457	Electrolux AB	215,496
11,384	Securitas	194,555

		780,593

Switzerland — 4.1%
21916	Clariant AG	352,462
29,988	Credit Suisse Group (a)	1,256,290
5,832	Zurich Financial Services Group	969,104

		2,577,856

United Kingdom — 22.3%
23,986	Astrazeneca	868,062
161,503	BP Plc	1,571,829
36,697	British American Tobacco Plc	630,995
23,093	British Sky Broadcasting Group Plc	248,644
51,719	Diageo Plc	736,207
39,777	GlaxoSmithKline Plc	931,246
12,593	Gus Plc	226,425
44,445	HBOS Plc	722,070
33,964	InterContinental Hotels Group Plc	421,322
159,694	International Power Plc (a)	472,692
25,085	National Grid Transco Plc	238,373
11,146	Next Group	352,342
46,788	Royal Bank of Scotland Group Plc	1,570,470
118,004	The Sage Group Plc	457,242
32,636	Scottish & Southern Energy Plc	545,536
57,506	Smith Group Plc	905,620
109,705	Tesco Plc	676,248
22,705	Tomkins Plc	110,597
906,527	Vodafone Group Plc, Sponsored ADR	2,453,185

		14,139,105

	TOTAL COMMON STOCK
	(Cost — $51,025,219)	62,826,530

FACE
AMOUNT	SECURITY	VALUE

TIME DEPOSIT — 1.0%
$638,000	State Street Bank & Trust Co. 1.25% due 1/3/05 (Cost — $638,000)	638,000

	TOTAL INVESTMENTS — 100.0%	63,464,530
	(Cost — $51,663,219*)
	Liabilities in Excess of Other Assets — (0.0)%	(23,822)

	TOTAL NET ASSETS — 100.0%	$63,440,708

(a)	Non-income producing security.

*	Aggregate cost for federal income tax purposes is $51,802,678.

Abbreviation used in this schedule:
ADR — American Depositary Receipt.

See Notes to Financial Statements.

11 Smith Barney International Large Cap Fund | 2004 Annual Report

Summary of Investments by Sector* (unaudited)

Financials	27.0%
Consumer Discretionary	14.4
Industrials	9.7
Healthcare	8.2
Energy	8.2
Telecommunication Services	7.8
Materials	7.4
Consumer Staples	6.7
Utilities	5.0
Information Technology	4.6
Short-Term Investments	1.0

100.0%

* As a percentage of total investments. Please note that Fund holdings are as of December 31, 2004 and are subject to change.

See Notes to Financial Statements.

12 Smith Barney International Large Cap Fund | 2004 Annual Report

Statement of Assets and Liabilities	December 31, 2004

ASSETS:
Investments at value (Cost — $51,663,219)	$63,464,530
Foreign currency, at value (Cost — $16,986)	16,993
Cash	115
Dividends and interest receivable	97,398
Receivable for shares of beneficial interest sold	80,115
Prepaid expenses	26,321

Total Assets	63,685,472

LIABILITIES:
Management fee payable (Note 2)	44,187
Distribution/Service fees payable (Note 4)	28,644
Foreign currency due to custodian (Cost — $16,993)	16,888
Payable for shares of beneficial interest repurchased	3,451
Trustees’ fees payable	257
Payable for open currency spot contract	29
Accrued expenses	151,308

Total Liabilities	244,764

Total Net Assets	$63,440,708

NET ASSETS:
Par value of shares of beneficial interest (Note 6)	$58
Capital paid in excess of par value	55,676,164
Undistributed net investment income	14,731
Accumulated net realized loss from investment transactions	(4,063,135)
Net unrealized appreciation of investments and foreign currencies	11,812,890

Total Net Assets	$63,440,708

Computation of
Class A Shares:
Net Asset Value per share ($34,598,427 ÷ 3,154,912 shares outstanding)	$10.97
Offering Price per share ($10.97 ÷ 0.95)	$11.55	*

Class B Shares:
Net Asset Value per share and offering price ($7,616,843 ÷ 716,961 shares outstanding)	$10.62	**

Class C Shares†:
Net Asset Value per share and offering price ($19,040,325 ÷ 1,713,956 shares outstanding)	$11.11	**

Class Y Shares:
Net Asset Value per share and offering price ($2,185,113 ÷ 199,358 shares outstanding)	$10.96

*	Based upon single purchases of less than $25,000.

**	Redemption price per share is equal to net asset value less any applicable contingent deferred sales charges.

†	Effective April 29, 2004, Class L shares were redesignated as Class C shares.

See Notes to Financial Statements.

13 Smith Barney International Large Cap Fund | 2004 Annual Report

Statement of Operations	For the Year Ended December 31, 2004

INVESTMENT INCOME:
Dividend	$1,424,351
Interest	2,501
Less: Foreign withholding tax	(158,812)

Total Investment Income	1,268,040

EXPENSES:
Management fee (Note 2)	448,036
Distribution/Service fees (Note 4)	271,062
Custody	88,839
Shareholder communications	85,544
Transfer agency services (Notes 2 & 4)	70,494
Legal fees	53,565
Audit fees	34,283
Blue sky fees	26,301
Trustees’ fees	1,368
Other	36,352

Total Expenses	1,115,844
Less: Management fee waiver (Notes 2 and 9)	(83,864)

Net Expenses	1,031,980

Net Investment Income	236,060

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
AND FOREIGN CURRENCIES (NOTES 1 AND 3):
Realized Gain From:
Investment transactions	5,605,175
Foreign currency transactions	79,124

Net Realized Gain	5,684,299

Change in Net Unrealized Appreciation/Depreciation From:
Investments	2,932,789
Foreign currencies	220

Net Increase in Unrealized Appreciation	2,933,009

Net Gain on Investments and Foreign Currencies	8,617,308

Increase in Net Assets from Operations	$8,853,368

See Notes to Financial Statements.

14 Smith Barney International Large Cap Fund | 2004 Annual Report

Statements of Changes in Net Assets	For the Years Ended December 31

	2004	2003

OPERATIONS:
Net investment income	$236,060	$118,252
Net realized gain (loss)	5,684,299	(1,971,596)
Net change in appreciation/depreciation	2,933,009	13,550,102

Increase in Net Assets From Operations	8,853,368	11,696,758

DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTE 5):
Net investment income	(366,491)	(166,526)

Decrease in Net Assets From Distributions to Shareholders	(366,491)	(166,526)

TRANSACTIONS IN SHARES OF BENEFICIAL INTEREST (NOTE 6):
Proceeds from sale of shares	16,705,779	26,814,167 #
Net asset value of shares issued for reinvestment of dividends	233,526	125,583
Cost of shares repurchased	(11,284,336)	(7,623,416)

Increase in Net Assets From Transactions in Shares of Beneficial Interest	5,654,969	19,316,334

Increase in Net Assets	14,141,846	30,846,566
NET ASSETS:
Beginning of year	49,298,862	18,452,296

End of year†	$63,440,708	$49,298,862

† Includes undistributed net investment income of:	$14,731	$67,067

#	Includes shares issued in connection with reorganization (See Note 11).

See Notes to Financial Statements.

15 Smith Barney International Large Cap Fund | 2004 Annual Report

Financial Highlights

For a share of each class of beneficial interest outstanding throughout each year ended December 31:

Class A Shares	2004(1)	2003(1)	2002(1)	2001	2000

Net Asset Value, Beginning of Year	$9.45	$7.39	$8.57	$10.91	$15.92

Income (Loss) From Operations:
Net investment income (loss)	0.07	0.05	0.02	(0.01)	(0.09)
Net realized and unrealized gain (loss)	1.55	2.06	(1.20)	(2.29)	(3.86)

Total Income (Loss) From Operations	1.62	2.11	(1.18)	(2.30)	(3.95)

Less Distributions From:
Net investment income	(0.10)	(0.05)	—	(0.02)	—
Net realized gains	—	—	—	(0.02)	(1.06)

Total Distributions	(0.10)	(0.05)	—	(0.04)	(1.06)

Net Asset Value, End of Year	$10.97	$9.45	$7.39	$8.57	$10.91

Total Return(2)	17.24%	28.55%	(13.77)%	(21.13)%	(24.82)%

Net Assets, End of Year (000s)	$34,599	$32,605	$16,469	$19,767	$27,365

Ratios to Average Net Assets:
Expenses(3)(4)	1.69%	1.75%	1.75%	1.75%	1.75%
Net investment income (loss)	0.73%	0.59%	0.31%	(0.13)%	(0.91)%

Portfolio Turnover Rate	60%	120%	88%	96%	—

(1)	Per share amounts have been calculated using the monthly average shares method.

(2)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.

(3)	The investment manager voluntarily waived a portion of its management fee for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively. If such fees were not waived, the actual expense ratios would have been 1.83%, 2.17%, 2.95%, 2.76% and 1.91%, respectively.

(4)	As a result of a voluntary expense limitation, the ratio of expenses to average net assets will not exceed 1.75%.

See Notes to Financial Statements.

16 Smith Barney International Large Cap Fund | 2004 Annual Report

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year ended December 31:

Class B Shares	2004(1)	2003(1)	2002(1)	2001	2000

Net Asset Value, Beginning of Year	$9.13	$7.16	$8.36	$10.73	$15.81

Income (Loss) From Operations:
Net investment income (loss)	(0.00)*	(0.02)	(0.04)	(0.08)	(0.17)
Net realized and unrealized gain (loss)	1.50	1.99	(1.16)	(2.25)	(3.85)

Total Income (Loss) From Operations	1.50	1.97	(1.20)	(2.33)	(4.02)

Less Distributions From:
Net investment income	(0.01)	—	—	(0.02)	—
Net realized gains	—	—	—	(0.02)	(1.06)

Total Distributions	(0.01)	—	—	(0.04)	(1.06)

Net Asset Value, End of Year	$10.62	$9.13	$7.16	$8.36	$10.73

Total Return(2)	16.40%	27.51%	(14.35)%	(21.76)%	(25.44)%

Net Assets, End of Year (000s)	$7,617	$8,342	$836	$348	$434

Ratios to Average Net Assets:
Expenses(3)(4)	2.44%	2.50%	2.50%	2.50%	2.50%
Net investment income (loss)	(0.03)%	(0.29)%	(0.50)%	(0.85)%	(1.60)%

Portfolio Turnover Rate	60%	120%	88%	96%	—

(1)	Per share amounts have been calculated using the monthly average shares method.

(2)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.

(3)	The investment manager voluntarily waived a portion of its management fee for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively. If such fees were not waived, the actual expense ratios would have been 2.61%, 2.92%, 3.70%, 3.51% and 2.66%, respectively.

(4)	As a result of a voluntary expense limitation, the ratio of expenses to average net assets will not exceed 2.50%.

*	Amount represents less than $0.01 per share.

See Notes to Financial Statements.

17 Smith Barney International Large Cap Fund | 2004 Annual Report

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year or period ended December 31, unless otherwise noted:

					September 22, 2000
	Year Ended December 31,				(Commencement
					of Operations) to
Class C Shares(1)	2004(2)	2003(2)	2002(2)	2001	December 31, 2000

Net Asset Value, Beginning of Period	$9.55	$7.47	$8.72	$11.17	$13.20

Income (Loss) From Operations:
Net investment loss	(0.01)	(0.02)	(0.02)	(0.33)	(0.01)
Net realized and unrealized gain (loss)	1.57	2.10	(1.23)	(2.08)	(1.15)

Total Income (Loss) From Operations	1.56	2.08	(1.25)	(2.41)	(1.16)

Less Distributions From:
Net investment income	(0.00)*	—	—	(0.02)	—
Net realized gains	—	—	—	(0.02)	(0.87)

Total Distributions	(0.00)	—	—	(0.04)	(0.87)

Net Asset Value, End of Period	$11.11	$9.55	$7.47	$8.72	$11.17

Total Return(3)	16.37%	27.84%	(14.33)%	(21.61)%	(8.50)%‡

Net Assets, End of Period (000s)	$19,040	$7,368	$1,147	$699	$105

Ratio to Average Net Assets:
Expenses(4)(5)	2.42%	2.44%	2.35%	2.35%	2.35%†
Net investment income (loss)	(0.10)%	(0.27)%	(0.32)%	(0.77)%	(1.84)%†

Portfolio Turnover Rate	60%	120%	88%	96%	—

(1)	On April 29, 2004, Class L shares were renamed as Class C shares.
(2)	Per share amounts have been calculated using the monthly average shares method.
(3)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.
(4)	The investment manager voluntarily waived a portion of its management fee for the years ended December 31, 2004, 2003, 2002, 2001 and the period ended December 31, 2000, respectively. If such fees were not waived, the actual annualized expense ratios would have been 2.65%, 2.86%, 3.55%, 3.35% and 3.00%, respectively.
(5)	As a result of a voluntary expense limitation, the ratio of expenses to average net assets will not exceed 2.50%.
*	Amount represents less than $0.01 per share.
‡	Total return is not annualized, as it may not be representative of the total return for the year.
†	Annualized.

See Notes to Financial Statements.

18 Smith Barney International Large Cap Fund | 2004 Annual Report

Financial Highlights (continued)

For a share of each class of beneficial interest outstanding throughout each year or period ended December 31, unless otherwise noted:

		May 20, 2003
		(Commencement
	Year Ended	of Operations) to
Class Y Shares(1)	December 31, 2004	December 31, 2003

Net Asset Value, Beginning of Period	$9.46	$7.46

Income (Loss) From Operations:
Net investment income (loss)	0.09	(0.01)
Net realized and unrealized gain	1.56	2.07

Total Income (Loss) From Operations	1.65	2.06

Less Distributions From:
Net investment income	(0.15)	(0.06)

Total Distributions	(0.15)	(0.06)

Net Asset Value, End of Period	$10.96	$9.46

Total Return(2)	17.60%	27.58%‡

Net Assets, End of Period (000s)	$2,185	$984

Ratios to Average Net Assets:
Expenses(3)(4)	1.43%	1.48%†
Net investment income (loss)	0.94%	(0.18)%†

Portfolio Turnover Rate	60%	120%

(1)	Per share amounts have been calculated using the monthly average shares method.
(2)	Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.
(3)	The investment manager voluntarily waived a portion of its management fee for the year ended December 31, 2004 and the period ended December 31, 2003. If such fees were not waived, the actual expense ratios would have been 1.49% and 1.90%, respectively.
(4)	As a result of a voluntary expense limitation, the ratio of expenses to average net assets will not exceed 1.50%.
‡	Total return is not annualized, as it may not be representative of the total return for the year.
†	Annualized.

See Notes to Financial Statements.

19 Smith Barney International Large Cap Fund | 2004 Annual Report

Notes to Financial Statements

1. Significant Accounting Policies

Smith Barney International Large Cap Fund (the “Fund”) is a separate diversified series of Smith Barney Trust II (the “Trust”), a Massachusetts business trust.The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company.

The following are significant accounting policies consistently followed by the Fund. These policies are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

(a) Investment Valuation. Securities traded on national securities markets are valued at the closing price on such markets. Securities listed on the NASDAQ National Market System for which market quotations are available are valued at the official closing price or, if there is no official closing price on that day, at the last sale price. Securities primarily traded on foreign exchanges are generally valued at the preceding closing values of such securities on their respective exchanges. Over-the-counter securities are valued on the basis of the bid price at the close of business on each day. When market quotations or official closing prices are not readily available, or are determined not to reflect accurately fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these investments at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Fair valuing of securities may be determined with the assistance of a pricing service using calculations based on indices of domestic securities and other appropriate indicators, such as prices of relevant ADRs and futures contracts. Short-term obligations maturing within 60 days are valued at amortized cost, which approximates value.

(b) Repurchase Agreements. When entering into repurchase agreements, it is the Fund’s policy that a custodian takes possession of the underlying collateral securities, the value of which at least equals the principal amount of the repurchase transaction, including accrued interest.To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market to ensure the adequacy of the collateral. If the seller defaults and the value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Concentration of Risk. The Fund’s investments in foreign securities may involve risks not present in domestic investments. Since securities may be denominated in a foreign currency and may require settlement in foreign currencies and pay interest or dividends in foreign currencies, changes in the relationship of these foreign currencies to the U.S. dollar can significantly affect the value of the investments and earnings of the Fund. Foreign investments may also subject the Fund to foreign government exchange restrictions, expropriation, taxation or other political, social or economic developments, all of which could affect the market and/or credit risk of the investments.

(d) Investment Transactions and Investment Income. Security transactions are accounted for on trade date. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practical after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on an accrual basis. Gains or losses on the sale of securities are calculated by using the specific identification method.

20 Smith Barney International Large Cap Fund | 2004 Annual Report

Notes to Financial Statements (continued)

(e) Foreign Currency Translation. The books and records of the Fund are maintained in U.S. dollars. Transactions denominated in foreign currencies are recorded at the current prevailing exchange rates.All assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts at the current exchange rate at the end of the period.Translation gains or losses resulting from changes in the exchange rate during the reporting period and realized gains and losses on the settlement of foreign currency transactions are reported in the Statement of Operations for the current period. The Fund does not isolate that portion of realized gains and losses on investments in securities due to changes in the foreign exchange rate from that which is due to changes in market prices of equity securities.

(f) Dividends and Distributions to Shareholders. Dividends from net investment income for the Fund, are declared on an annual basis. Distributions of net realized gains to shareholders of the Fund, if any, are declared at least annually. Dividends and distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations which may differ from GAAP due primarily to differences in the tax deferral of losses on wash sales and the realization for tax purposes of unrealized losses on certain foreign currency contracts.

(g) Expenses. Direct expenses are charged to the Fund; general expenses of the Trust are allocated to the funds based on each fund’s relative net assets.

(h) Class Accounting. Investment income, common expenses and realized/unrealized gain (loss) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Distribution and transfer agency services fees relating to a specific class are charged directly to that class.

(i) Federal and Other Taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its taxable income and net realized gains on investments, if any, to shareholders each year. Therefore, no federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(j) Reclassifications. U.S. generally accepted accounting principles require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting.Accordingly, during the current year, $173,380 has been reclassified between accumulated net realized loss from investment transactions and paid-in capital as a result of permanent differences attributable to the acquisition of assets and liabilities of the Smith Barney World Funds European Portfolio on April 17, 2003. Additionally, $1,029 has been reclassified between undistributed net investment income and paid-in capital as a result of distributions paid in connection with the redemptions of fund shares. Finally, $79,124 has been reclassified between accumulated net realized loss from investment transactions and undistributed net investment income due to foreign currency transactions treated as ordinary income for tax purposes. These reclassifications have no effect on net assets or net asset values per share.

2. Management Agreement and Other Transactions

Smith Barney Fund Management LLC (“SBFM”), an indirect wholly-owned subsidiary of Citigroup Inc. (“Citigroup”), acts as investment manager (“Manager”) to the Fund. Citigroup Asset Management Ltd. acts as subadviser (“Subadviser”). The Manager oversees the Fund’s operations, while the Subadviser selects the Fund’s investments. The Subadviser’s compensation is payable by the Manager. The Fund pays SBFM a management fee calculated at an annual rate of 0.85% of the Fund’s average daily net assets. This fee is calculated daily and paid monthly. During the year ended December 31, 2004, SBFM waived a portion of its management fees in the amount of $83,864, of which $32,060 represents the waiver described in Note 9 and $51,804 represents a voluntary waiver of management fee.

21 Smith Barney International Large Cap Fund | 2004 Annual Report

Notes to Financial Statements (continued)

Citicorp Trust Bank, fsb. (“CTB”), another subsidiary of Citigroup, acts as the Fund’s transfer agent and PFPC Inc. (“PFPC”) acts as the Fund’s sub-transfer agent. CTB receives account fees and asset-based fees that vary according to the size and type of account. PFPC is responsible for shareholder recordkeeping and financial processing for all shareholder accounts and is paid by CTB. For the year ended December 31, 2004, the Fund paid transfer agent fees of $70,494 to CTB.

Citigroup Global Markets Inc. (“CGM”), another indirect wholly-owned subsidiary of Citigroup, acts as the Fund’s distributor.

On February 2, 2004, initial sales charges on Class L shares were eliminated. On April 29, 2004, Class L shares were renamed as Class C shares.

There is a maximum initial sales charge of 5.00% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines thereafter by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CSDC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

During the year ended December 31, 2004, Citigroup, or affiliated entities, held shares of the Fund in non-discretionary nominee accounts on behalf of certain non-affiliated investors.

For the year ended December 31, 2004, sales charges and CDSCs received by CGM were approximately:

	Class A	Class B	Class C

Sales Charges	$25,000	—	$1,000

CDSCs	—	$8,000	—

For the year ended December 31, 2004 CGM and its affiliates did not receive broker commissions.

During the year the Fund may have purchased securities from an underwriting syndicate in which the principal underwriter or members of the syndicate are affiliated with the investment manager.

All officers and one Trustee of the Trust are employees of Citigroup or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended December 31, 2004, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$ 37,194,649

Sales	31,065,150

At December 31, 2004, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$12,098,885
Gross unrealized depreciation	(437,033)

Net unrealized appreciation	$11,661,852

22 Smith Barney International Large Cap Fund | 2004 Annual Report

Notes to Financial Statements (continued)

4. Class Specific Expenses

Pursuant to a Rule 12b-1 Distribution Plan, the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class.The Fund also pays a distribution fee with respect to Class B and C shares calculated at the annual rate of 0.75% of the average daily net assets of each class, respectively.

For the year ended December 31, 2004, total Rule 12b-1 Distribution Plan fees, which are accrued daily and paid monthly, were as follows:

		Class A	Class B	Class C*

Rule 12b-1 Distribution Plan Fees		$80,009	$74,968	$116,085

For the year ended December 31, 2004, total Transfer Agency Service expenses were as follows:
	Class A	Class B	Class C*	Class Y

Transfer Agency Service Expenses	$35,799	$11,040	$23,607	$48

5. Dividends Paid to Shareholders by Class

		Year Ended	Year Ended
		December 31, 2004	December 31, 2003

Net Investment Income
Class A		$326,424	$161,230
Class B		4,928	—
Class C*		5,454	—
Class Y		29,685	5,296

Total		$366,491	$166,526

*	On April 29, 2004, Class L shares were renamed as Class C shares.

6. Shares of Beneficial Interest

At December 31, 2004 the Trust had an unlimited number of shares of Beneficial Interest authorized with a par value of $0.00001 per share. The fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights except that each class bears certain direct expenses as described in Note 4.

23 Smith Barney International Large Cap Fund | 2004 Annual Report

Notes to Financial Statements (continued)

Transactions in each class were as follows:

	Year Ended		Year Ended
	December 31, 2004		December 31, 2003

	Shares	Amount	Shares	Amount

Class A
Shares sold	294,050	$2,905,472	1,849,090 #	$13,402,534 #
Shares issued on reinvestment	21,439	223,649	14,290	125,583
Shares repurchased	(612,344)	(5,968,687)	(640,848)	(5,064,763)

Net Increase (Decrease)	(296,855)	$(2,839,566)	1,222,532	$8,463,354

Class B
Shares sold	76,798	$733,671	995,600 #	$6,888,287 #
Shares issued on reinvestment	443	4,572	—	—
Shares repurchased	(273,491)	(2,586,482)	(199,259)	(1,557,799)

Net Increase (Decrease)	(196,250)	$(1,848,239)	796,341	$5,330,488

Class C†
Shares sold	1,169,620	$11,708,768	739,479 #	$5,604,902 #
Shares issued on reinvestment	492	5,305	—	—
Shares repurchased	(228,076)	(2,299,307)	(121,091)	(964,835)

Net Increase	942,036	$9,414,766	618,388	$4,640,067

Class Y
Shares sold	138,464	$1,357,868	108,204	$918,444
Shares issued on reinvestment	—	—	—	—
Shares repurchased	(43,122)	(429,860)	(4,188)	(36,019)

Net Increase	95,342	$928,008	104,016	$882,425

#	Includes shares issued in connection with the reorganization (See Note 10).
†	Effective April 29, 2004, Class L shares were redesignated as Class C shares.

7. Income Tax Information and Distributions to Shareholders

The tax character of distributions paid during the fiscal years ended December 31, were as follows:

	2004	2003

Ordinary income	$366,491	$166,526

As of December 31, 2004, the components of undistributed earnings and net accumulated earnings on a tax basis were as follows:

Undistributed ordinary income	$14,702

Capital loss carryforward	(3,923,677	)*
Other book/tax temporary differences	30	**
Unrealized appreciation	11,673,431	***

Total accumulated earnings	$7,764,486

*	On December 31, 2004, the Fund had a net capital loss carryforward of approximately $3,923,677 of which $207,012 expires in 2009, $1,553,217 expires in 2010 and $2,163,448 expires in 2011. This amount will be available to offset any future taxable gains.
**	Other book/tax temporary differences are attributable primarily to the realization for tax purposes of unrealized gain (loss) on certain foreign currency contracts.
***	The difference between book-basis and tax-basis unrealized appreciation (depreciation) is attributable primarily to the tax deferral of losses on wash sales and book/tax basis difference on securities from merger.

24 Smith Barney International Large Cap Fund | 2004 Annual Report

Notes to Financial Statements (continued)

8.Trustee Retirement Plan

TheTrustees of the Fund have adopted a Retirement Plan for allTrustees who are not “interested persons” of the Fund, within the meaning of the 1940 Act. Under the Plan, allTrustees are required to retire from the Board as of the last day of the calendar year in which the applicableTrustee attains age 75 (certainTrustees who had already attained age 75 when the Plan was adopted were required to retire effective December 31, 2003). Trustees may retire under the Plan before attaining the mandatory retirement age. Trustees who have served as Trustee of the Trust or any of the investment companies associated with Citigroup for at least ten years when they retire are eligible to receive the maximum retirement benefit under the Plan.The maximum retirement benefit is an amount equal to five times the amount of retainer and regular meeting fees payable to a Trustee during the calendar year ending on or immediately prior to the applicable Trustee’s retirement. Amounts under the Plan may be paid in installments or in a lump sum (discounted to present value). Benefits under the Plan are unfunded. Three former Trustees are currently receiving payments under the Plan. In addition, two other formerTrustees elected to receive a lump sum payment under the Plan during this period. The Fund’s allocable share of the expenses of the Plan for the year ended December 31, 2004 and the related liability at December 31, 2004 were not material.

9. Additional Information

In connection with an investigation previously disclosed by Citigroup, the Staff of the Securities and Exchange Commission (“SEC” or “Commission”) has notified Citigroup Asset Management (“CAM”), the Citigroup business unit that includes the funds’ investment manager and other investment advisory companies; Citicorp Trust Bank (“CTB”), an affiliate of CAM; Thomas W. Jones, the former CEO of CAM; and three other individuals, one of whom is an employee and two of whom are former employees of CAM, that the SEC Staff is considering recommending a civil injunctive action and/or an administrative proceeding against each of them relating to the creation and operation of an internal transfer agent unit to serve various CAM-managed funds.

In 1999, CTB entered the transfer agent business. CTB hired an unaffiliated subcontractor to perform some of the transfer agent services. The subcontractor, in exchange, had signed a separate agreement with CAM in 1998 that guaranteed investment management revenue to CAM and investment banking revenue to a CAM affiliate.The subcontractor’s business was later taken over by PFPC Inc., and at that time the revenue guarantee was eliminated and a one-time payment was made by the subcontractor to a CAM affiliate.

CAM did not disclose the revenue guarantee when the boards of various CAM-managed funds hired CTB as transfer agent. Nor did CAM disclose to the boards of the various CAM-managed funds the one-time payment received by the CAM affiliate when it was made. As previously disclosed, CAM has already paid the applicable funds, primarily through fee waivers, a total of approximately $17 million (plus interest), which is the amount of the revenue received by Citigroup relating to the revenue guarantee.

In addition, the SEC Staff has indicated that it is considering recommending action based on the adequacy of the disclosures made to the fund boards that approved the transfer agency arrangement, CAM’s initiation and operation of, and compensation for, the transfer agent business and CAM’s retention of, and agreements with, the subcontractor.

Citigroup is cooperating fully in the SEC’s investigation and is seeking to resolve the matter in discussions with the SEC Staff. On January 20, 2005, Citigroup stated that it had established an aggregate reserve of $196 million ($25 million in the third quarter of 2004 and $171 million in the fourth quarter of 2004) related to its discussions with the SEC Staff. Settlement negotiations are ongoing and any settlement of this matter with the SEC will require approval by the Citigroup Board and acceptance by the Commission.

Unless and until any settlement is consummated, there can be no assurance that any amount reserved by Citigroup will be distributed. Nor is there at this time any certainty as to how the proceeds of any settlement would be distributed, to whom

25 Smith Barney International Large Cap Fund | 2004 Annual Report

Notes to Financial Statements (continued)

any such distribution would be made, the methodology by which such distribution would be allocated, and when such distribution would be made.

Although there can be no assurance, Citigroup does not believe that this matter will have a material adverse effect on the funds.

10. Legal Matters

Beginning in June, 2004, class action lawsuits alleging violations of the federal securities laws were filed against Citigroup Global Markets Inc. (the “Distributor”) and a number of its affiliates, including Smith Barney Fund Management LLC and Salomon Brothers Asset Management Inc (the “Advisers”), substantially all of the mutual funds managed by the Advisers, including the Fund (the “Funds”), and directors or trustees of the Funds (collectively, the “Defendants”). The complaints alleged, among other things, that the Distributor created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Advisers caused the Funds to pay excessive brokerage commissions to the Distributor for steering clients towards proprietary funds. The complaints also alleged that the defendants breached their fiduciary duty to the Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions.The complaints also alleged that the Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Funds’ contracts with the Advisers, recovery of all fees paid to the Advisers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action.While the lawsuit is in its earliest stages, to the extent that the Complaint purports to state causes of action against the Funds, Citigroup Asset Management believes the Funds have significant defenses to such allegations, which the Funds intend to vigorously assert in responding to the Complaint.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed against the defendants in the future.

As of the date of this report, Citigroup Asset Management and the Funds believe that the resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the funds or the ability of the Advisers and their affiliates to continue to render services to the funds under their respective contracts.

11. Acquisition of Smith Barney World Funds European Portfolio

On April 17, 2003 the Fund acquired the assets and liabilities of the Smith Barney World Funds European Portfolio pursuant to a plan of reorganization, approved by the shareholders of Smith Barney World Funds European Portfolio on March 10, 2003. The acquisition was accomplished by a tax-free exchange of the net assets of Smith Barney World Funds European Portfolio in exchange for shares of the Fund, as follows: 1,472,055 Class A shares valued at $10,418,720; 895,521 Class B shares valued at $6,135,504 and 478,979 Class L shares valued at $3,426,185. The total assets acquired by Smith Barney International Large Cap Fund were $19,980,409 which included $172,837 of accumulated realized loss on investments and $2,246,233 of unrealized depreciation.

The aggregate net assets of the Smith Barney International Large Cap Fund and the Smith Barney World Funds European Portfolio, immediately before the acquisition were $17,606,903 and $19,980,409 respectively.

26 Smith Barney International Large Cap Fund | 2004 Annual Report

Report of Independent Registered Public Accounting Firm

To the Trustees of Smith Barney Trust II and the Shareholders of
Smith Barney International Large Cap Fund:

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Smith Barney International Large Cap Fund (the “Fund”, a series of Smith Barney Trust II) at December 31, 2004, and the results of its operations, the changes in its net assets and the financial highlights for each of the periods indicated, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits.We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2004 by correspondence with the custodian, provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
February 18, 2005

27 Smith Barney International Large Cap Fund | 2004 Annual Report

Additional Information (unaudited)

Information about Trustees and Officers

The business and affairs of the Smith Barney Trust II—Smith Barney International Large Cap Fund (“Fund”) are managed under the direction of the Fund’s Board of Trustees. Information pertaining to the Trustees and officers of the Fund is set forth below. Each Trustee and officer holds office for his or her lifetime, unless that individual resigns, retires or is otherwise removed. The Statement of Additional Information includes additional information about Fund Trustees and is available, without charge, upon request by calling 1-800-451-2010.

Number of
			Principal	Portfolios In	Other Board
	Position(s)	Length	Occupation(s)	Fund Complex	Memberships
	Held with	of Time	During Past	Overseen by	Held by
Name, Address and Birth Year	Fund	Served	Five Years	Trustee	Trustee

Non-Interested Trustees:
Elliott J. Berv	Trustee	Since 2001	President and Chief Operations	37	Board Member,
c/o R. Jay Gerken			Officer, Landmark City (real estate		American Identity
Citigroup Asset			development) (since 2002); Executive		Corp. (doing
Management (“CAM”)			Vice President and Chief Operations		business as
399 Park Avenue			Officer, DigiGym Systems (on-line		Morpheus
New York, NY 10022			personal training systems) (since 2001);		Technologies)
Birth Year: 1943			Chief Executive Officer, Rocket City		(biometric
			Enterprises (internet service company)		information
			(from 2000 to 2001); Motorcity USA		management)
			(motorsport racing)(since 2004);		(since 2001;
			Consultant, Catalyst (consulting)		consultant since
			(since 1984).		1999); Director,
Lapoint Industries
(industrial filter
company) (since
2002); Director,
Alzheimer’s
Association (New
England Chapter)
(since 1998).

Donald M. Carlton	Trustee	Since 2001	Consultant, URS Corporation (engineering)	32	Director, Temple-
c/o R. Jay Gerken			(since 1999); former Chief Executive Officer,		Inland (forest
CAM			Radian International LLC (engineering) (from		products) (since
399 Park Avenue			1996 to 1998), Member of Management		2003); American
New York, NY 10022			Committee, Signature Science (research		Electric Power
Birth Year: 1937			and development) (since 2000).		(electric utility) (since
1999); Director,
Valero Energy
(petroleum refining)
(1999–2003);
Director, National
Instruments Corp.
(technology) (since
1994).

A. Benton Cocanougher	Trustee	Since 2001	Interim Chancellor, Texas A&M University	32	Former Director,
c/o R. Jay Gerken			System (since 2003); former Special		Randall’s Food
CAM			Advisor to the President, Texas A&M		Markets,Inc. (from
399 Park Avenue			University (2002-2003); former Dean		1990 to 1999);
New York, NY 10022			Emeritus and Wiley Professor, Texas		former Director,
Birth Year: 1938			A&M University (since 2001); former		First American Bank
			Dean and Professor of Marketing, College		and Savings Bank
			and Graduate School of Business of		(from 1994 to
			Texas A & M University (from 1987 to 2001).		1999).

28 Smith Barney International Large Cap Fund | 2004 Annual Report

Additional Information (unaudited) (continued)

Number of
			Principal	Portfolios In	Other Board
	Position(s)	Length	Occupation(s)	Fund Complex	Memberships
	Held with	of Time	During Past	Overseen by	Held by
Name, Address and Birth Year	Fund	Served	Five Years	Trustee	Trustee

Mark T. Finn	Trustee	Since 2001	Adjunct Professor, College of William &	37	None
c/o R. Jay Gerken			Mary (since 2002); Principal/Member,
CAM			Balvan Partners (investment manage-
399 Park Avenue			ment) (since 2002); Chairman, Chief
New York, NY 10022			Executive Officer and Owner, Vantage
Birth Year: 1943			Consulting Group, Inc. (investment advisory
and consulting firm) (since 1988); former
Vice Chairman and Chief Operating Officer,
Lindner Asset Management Company
(mutual fund company) (1999 to 2001);
former President and Director, Delta
Financial, Inc. (investment advisory firm)
(from 1983 to 1999); former General
Partner and Shareholder, Greenwich
Ventures, LLC (investment partnership)
(1996 to 2001); former President,
Secretary and Owner, Phoenix Trading Co.
(commodity trading advisory firm)
(from 1997 to 2000).

Stephen Randolph Gross	Trustee	Since 2001	Partner, Capital Investment Advisory	32	Director, United
c/o R. Jay Gerken			Partners (consulting) (since January		Telesis, Inc. (tele-
CAM			2000); former Chief Operating Officer,		communications)
399 Park Avenue			General Media Communications		(since 1997);
New York, NY 10022			(from March 2003 to August 2003);		Director, eBank.
Birth Year: 1947			former Managing Director, Fountainhead		com, Inc. (since
			Ventures, LLC (consulting) (from 1998 to		1997); Director,
			2002); former Secretary, Carint N.A.		Andersen Calhoun,
			(manufacturing) (1988-2002); former		Inc. (assisted living)
			Treasurer, Hank Aaron Enterprises (fast		(since 1987); former
			food franchise) (from 1985 to 2001);		Director, Charter
			Chairman, Gross, Collins PCHLB		Bank, Inc. (from
			(accounting firm) (since 1979); Treasurer,		1987 to 1997);
			Coventry Limited, Inc. (since 1985).		former Director, Yu
Save, Inc. (internet
company) (from
1998 to 2000);
former Director,
Hotpalm, Inc. (wire-
less applications)
(from 1998 to
2000).

Diana R. Harrington	Trustee	Since 1992	Professor, Babson College	37	None
c/o R. Jay Gerken			(since 1993).
CAM
399 Park Avenue
New York, NY 10022
Birth Year: 1940

29 Smith Barney International Large Cap Fund | 2004 Annual Report

Additional Information (unaudited) (continued)

Number of
			Principal	Portfolios In	Other Board
	Position(s)	Length	Occupation(s)	Fund Complex	Memberships
Name, Address and	Held with	of Time	During Past	Overseen by	Held by
Birth Year	Fund	Served	Five Years	Trustee	Trustee

Susan B. Kerley	Trustee	Since 1992	Consultant, Strategic Management	37	Director, Eclipse
c/o R. Jay Gerken			Advisors, LLC (investment consulting)		Funds (currently
CAM			(since 1990).		supervises 12
399 Park Avenue					investment
New York, NY10022					companies in fund
Birth Year: 1951					complex) (since
1990).
Alan G. Merten	Trustee	Since 2001	President, George Mason University	32	Former Director,
c/o R. Jay Gerken			(since 1996).		Comshare, Inc.
CAM					(information
399 Park Avenue					technology) (from
New York, NY 10022					1985 to 2003);
Birth Year: 1941					Director, Digital Net
Holdings, Inc. (since
2003).

R. Richardson Pettit	Trustee	Since 2001	Professor of Finance, University of Houston	32	None
c/o R. Jay Gerken			(from 1977 to 2002); independent
CAM			consultant (since 1984).
399 Park Avenue
New York, NY 10022
Birth Year: 1942

Interested Trustee:
R. Jay Gerken, CFA*	Chairman,	Since 2002	Managing Director of Citigroup	219	N/A
CAM	President,		Global Markets (“CGM”) (since
399 Park Avenue	and Chief		1996); Chairman, President, and
New York, NY 10022	Executive		Chief Executive Officer of Smith
Birth Year: 1951	Officer		Barney Fund Management LLC
(“SBFM”), Travelers Investment
Advisers, Inc. (“TIA”) and Citi Fund
Management Inc. (“CFM”); President
and Chief Executive Officer of certain
mutual funds associated with
Citigroup Inc. (“Citigroup”); formerly,
Portfolio Manager of Smith Barney
Allocation Series Inc. (from 1996 to
2001) and Smith Barney Growth and
Income Fund (from 1996 to 2000).
Officers:
Andrew B. Shoup	Senior Vice	Since 2003	Director of CAM; Chief Administrative	N/A	N/A
CAM	President and		Officer of mutual funds associated
125 Broad Street	Chief Adminis-		with Citigroup; Head of International
New York, NY 10004	trative Officer		Funds Administration of CAM (from
Birth Year: 1956			2001 to 2003); Director of Global
Funds Administration of CAM (from
2000 to 2001); Head of U.S. Citibank
Funds Administration of CAM (from
1998 to 2000).

30 Smith Barney International Large Cap Fund | 2004 Annual Report

Additional Information (unaudited) (continued)

Number of
			Principal	Portfolios In	Other Board
	Position(s)	Length	Occupation(s)	Fund Complex	Memberships
	Held with	of Time	During Past	Overseen by	Held by
Name, Address and Birth Year	Fund	Served	Five Years	Trustee	Trustee

Frances M. Guggino	Chief Financial	Since 2004	Director of CGM; Chief	N/A	N/A
CAM	Officer and		Financial Officer and Treasurer
125 Broad Street	Treasurer		of certain mutual funds associated
New York, NY 10004			with Citigroup; Controller of certain
Birth Year: 1957			mutual funds associated with
Citigroup (from 1999 to 2004).
Andrew Beagley	Chief Anti-	Since 2002	Managing Director of CGM (since	N/A	N/A
CAM	Money		2000); Director of Compliance, North
399 Park Avenue	Laundering		America, CAM (since 2000);
4th Floor	Compliance		Chief Anti-Money Laundering
New York, NY 10022	Officer		Compliance Officer, Chief
Birth Year: 1962			Compliance Officer and Vice
	Chief	Since 2004	President of certain mutual
	Compliance		funds associated with Citigroup;
	Officer		Director of Compliance, Europe,
the Middle East and Africa,
Citigroup Asset Management
(from 1999 to 2000); Compliance
Officer, Salomon Brothers Asset
Management Limited, Smith Barney
Global Capital Management Inc.,
Salomon Brothers Asset
Management Asia Pacific
Limited (from 1997 to 1999).
Wendy S. Setnicka	Controller	Since 2004	Vice President of CGM; Controller	N/A	N/A
CAM			of certain mutual funds associated
125 Broad Street			with Citigroup; Assistant Controller
New York, NY 10004			of CAM (from 2002 to 2004);
Birth Year: 1964			Accounting Manager with CAM
(from 1998 to 2002)
Robert I. Frenkel	Secretary	Since 2000	Managing Director and General	N/A	N/A
CAM	Chief	Since 2003	Counsel, Global Mutual Funds for
300 First Stamford Place	Legal		CAM (since 1994); Secretary of
Stamford, CT 06902	Officer		certain mutual funds associated
Birth Year: 1954			with Citigroup; Chief Legal Officer
of mutual funds associated with
Citigroup Inc.

*	Mr. Gerken is an “interested person” of the fund as defined in the 1940 Act because he is an officer of certain affiliates of the Manager.

31 Smith Barney International Large Cap Fund | 2004 Annual Report

Important Tax Information (unaudited)

The following information is provided with respect to the ordinary income distributions paid by the Fund during the taxable year ended December 31, 2004.

Record Date:	7/27/2004	12/15/2004
Payable Date:	7/30/2004	12/17/2004

Qualified Dividend Income for Individuals	100.00%	100.00%

Foreign Source Income	—	94.58	%*

Foreign Taxes Paid Per Share	—	$0.027808

* Expressed as a percentage of the cash distribution grossed-up for foreign taxes.

The foreign taxes paid represent taxes incurred by the Fund on income received by the Fund from foreign sources. Foreign taxes paid may be included in taxable income with an offsetting deduction from gross income or may be taken as a credit for taxes paid to foreign governments. You should consult your tax adviser regarding the appropriate treatment of foreign taxes paid.

Please retain this information for your records.

32 Smith Barney International Large Cap Fund | 2004 Annual Report

SMITH BARNEY
INTERNATIONAL LARGE CAP FUND

TRUSTEES
Elliott J. Berv
Donald M. Carlton
A. Benton Cocanougher
Mark T. Finn
R. Jay Gerken, CFA,*
     Chairman
Stephen Randolph Gross
Diana R. Harrington
Susan B. Kerley
Alan G. Merten
R. Richardson Pettit

OFFICERS
R. Jay Gerken, CFA
President and
Chief Executive Officer

Andrew B. Shoup
Senior Vice President and
Chief Administrative Officer

Frances M. Guggino
Treasurer and
Chief Financial Officer

Andrew Beagley
Chief Anti-Money Laundering
Compliance Officer and
Chief Compliance Officer

Robert I. Frenkel
Secretary and Chief Legal Officer

Wendy S. Setnicka
Controller

*Affiliated Person of Investment Manager

INVESTMENT MANAGER
Smith Barney Fund Management LLC

SUBADVISER
Citigroup Asset Management Ltd.

DISTRIBUTOR
Citigroup Global Markets Inc.

CUSTODIAN
State Street Bank & Trust Company

TRANSFER AGENT
Citicorp Trust Bank, fsb.
125 Broad Street, 11th Floor
New York, NY 10004

SUB-TRANSFER AGENT
PFPC Inc.
P.O. Box 9699
Providence, RI 02940-9699

INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP
300 Madison Avenue
New York, NY 10017

Smith Barney Trust II

Smith Barney International Large
Cap Fund

The fund is a separate investment fund of the Smith Barney Trust II, a Massachusetts business trust.

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the Commission’s website at www.sec.gov. The Funds’ Forms N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call 1-800-451-2010.

Information on how the Fund voted proxies relating to portfolio securities during the 12-month period ended June 30, 2004 and a description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities is available (1) without charge, upon request, by calling 1-800-451-2010, (2) on the Fund’s website at www.citigroupAM.com and (3) on the SEC’s website at www.sec.gov.

This report is submitted for general information of the shareholders of Smith Barney Trust II — Smith Barney International Large Cap Fund but it may also be used as sales literature when preceded or accompanied by a current Prospectus.

SMITH BARNEY INTERNATIONAL LARGE CAP FUND
Smith Barney Mutual Funds
125 Broad Street, MF-2
New York, NY 10004

This document must be preceded or accompanied by a free prospectus. Please read the prospectus carefully and consider the information found within this document including investment objectives, risks, charges and expenses before you invest or send money.

www.smithbarneymutualfunds.com

©2004 Citigroup Global Markets Inc.
Member NASD, SIPC

FD02696 2/05	05-7837